Rule 18f-3 (d) Multiple Class Plan for Smith Barney
Mutual Funds

Introduction

This plan (the "Plan") is adopted pursuant to Rule
18f-3 (d) of the Investment Company Act of 1940, as amended (the "1940 Act"). The purpose of the Plan is to restate the existing arrangements previously approved by the Boards of Directors and Trustees of certain of the open-end investment companies set forth on Schedule A (the "Funds" and each a "Fund") under the Funds' existing order of exemption (Investment
Company Act Release Nos. 20042 (January 28, 1994)
(notice) and 20090 (February 23, 1994)). Shares of the Funds are distributed pursuant to a system (the
"Multiple Class System") in which each class of shares
(a "Class") of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.  Distribution Arrangements and Service Fees

One or more Classes of shares of the Funds are offered for purchase by investors with the following sales load structure. In addition, pursuant to Rule 12b-1 under the 1940 Act (the "Rule"), the Funds have each adopted a plan (the "Services and Distribution Plan") under which shares of the Classes are subject to the services and distribution fees described below.

     	1.  Class A Shares

Class A shares are offered with a front-end sales load and under the Services and Distribution Plan are subject to a service fee of up to 0.25% of average daily net assets. In addition, the Funds are permitted to assess a contingent deferred sales charge
("CDSC") on certain redemptions of Class A shares sold pursuant to a complete waiver of front-end sales loads applicable to large purchases, if the shares are redeemed within one year of the date of purchase.
This waiver applies to sales of Class A shares where the amount of purchase is equal to or exceeds $500,000 although this amount may be changed in the future.

	2.  Class B Shares

Class B shares are offered without a front-end sales load, but are subject to a five-year declining CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets.

3. Class D Shares

Class D shares are offered without a front-end sales load, CDSC, service fee or distribution fee.

4.  Class L Shares

Class L shares are offered with a front-end load, are subject to a one-year CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets. Unlike Class B shares, Class L shares do not have the conversion feature as discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time.
The Funds reserve the right to impose these fees at such higher rates as may be determined.

5.  Class I Shares

Class I shares are offered without a front-end sales load, but are subject under the Services and Distribution Plan to a service fee at an annual rate of up to 0.25% of average daily net assets.

6.  Class O Shares

Class O shares are offered without a front-end load, but are subject to a one-year CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.50% of average daily net assets. Unlike Class B shares, Class O shares do not have the conversion feature as discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.

Effective June 28, 1999, Class O shares will be offered with a front-end load and will continue to be subject to a one year CDSC, a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.50% of average daily net assets.

    	7.  Class Y Shares

Class Y shares are offered without imposition of either a sales charge or a service or distribution fee for investments where the amount of purchase is equal to or exceeds a specific amount as specified in each Fund's prospectus.

	8.  Class Z Shares

Class Z shares are offered without imposition of either a sales charge or a service or distribution fee for purchase (i) by employee benefit and retirement plans of Salomon Smith Barney Inc. ("Salomon Smith
Barney") and its affiliates, (ii) by certain unit investment trusts sponsored by Salomon Smith Barney and its affiliates, and (iii) although not currently authorized by the governing boards of the Funds, when and if authorized, (x) by employees of Salomon Smith
Barney and its affiliates and (y) by directors, general partners or trustees of any investment company listed on Schedule A and, for each of (x) and (y), their spouses and minor children.

     	9.  Additional Classes of Shares

The Boards of Directors and Trustees of the Funds have the authority to create additional classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

II.  Expense Allocations

Under the Multiple Class System, all expenses incurred by a Fund are allocated among the various Classes of shares based on the net assets of the Fund attributable to each Class, except that each Class's net asset value and expenses reflect the expenses associated with that Class under the Fund's Services and
Distribution Plan, including any costs associated with obtaining shareholder approval of the Services and Distribution Plan (or an amendment thereto) and any expenses specific to that Class. Such expenses are limited to the following:

     (i)  	transfer agency fees as identified by the
transfer agent as being attributable to a specific
Class;

     (ii)  	printing and postage expenses related to
preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

     (iii) Blue Sky registration fees incurred by a Class of shares;

     (iv)  	Securities and Exchange Commission
registration fees incurred by a Class of shares;

     (v)  	the expense of administrative personnel
and services as required to support the shareholders of a specific Class;

     (vi)  	litigation or other legal expenses
relating solely to one Class of shares; and

     (vii) fees of members of the governing boards of the funds incurred as a result of issues relating to one Class of shares.

Pursuant to the Multiple Class System, expenses of a Fund allocated to a particular Class of shares of that Fund are borne on a pro rata basis by each outstanding share of that Class.


III.  Conversion Rights of Class B Shares

All Class B shares of each Fund will automatically convert to Class A shares after a certain holding period, expected to be, in most cases, approximately eight years but may be shorter. Upon the expiration of the holding period, Class B shares (except those purchases through the reinvestment of dividends and other distributions paid in respect of Class B shares) will automatically convert to Class A shares of the Fund at the relative net asset value of each of the Classes, and will, as a result, thereafter be subject to the lower fee under the Services and Distribution Plan.
For purposes of calculating the holding period required for conversion, newly created Class B shares issued after the date of implementation of the Multiple Class
System are deemed to have been issued on (i) the date on which the issuance of the Class B shares occurred or (ii) for Class B shares obtained through an exchange, or a series of exchanges, the date on which the issuance of the original Class B shares occurred.

Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares are also Class B shares. However, for purposes of conversion to Class A, all Class B shares in a shareholder's Fund account that were purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares (and that have not converted to Class A shares as provided in the following sentence) are considered to be held in a separate sub-account. Each time any Class B shares in the shareholder's Fund account (other than those in the sub-account referred to in the preceding sentence) convert to Class A, a pro rata portion of the Class B shares then in the sub-account also converts to Class A. The portion is determined by the ratio that the shareholder's Class B shares converting to Class A bears to the shareholder's total Class B shares not acquired through dividends and distributions.

The conversion of Class B shares to Class A shares is subject to the continuing availability of a ruling of the Internal Revenue Service that payment of different dividends on Class A and Class B shares does not result in the Fund's dividends or distributions constituting "preferential dividends" under the
Internal Revenue
Code of 1986, as amended (the "Code"), and the continuing availability of an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under the Code. The conversion of Class B shares to Class A shares may be suspended if this opinion is no longer available, In the event that conversion of Class B shares does not occur, Class B shares would continue to be subject to the distribution fee and any incrementally higher transfer agency costs attending the Class B shares for an indefinite period.

IV.	Exchange Privileges

Shareholders of a Fund may exchange their shares at net asset value for shares of the same Class in certain other of the Smith Barney Mutual Funds as set forth in the prospectus for such Fund. Funds only permit exchanges into shares of money market funds having a plan under the Rule if, as permitted by paragraph (b) (5) of Rule 11a-3 under the 1940 Act, either (i) the time period during which the shares of the money market funds are held is included in the calculations of the CDSC or (ii) the time period is not included but the amount of the CDSC is reduced by the amount of any payments made under a plan adopted pursuant to the
Rule by the money market funds with respects to those shares. Currently, the Funds include the time period during which shares of the money market fund are held in the CDSC period. The exchange privileges applicable to all Classes of shares must comply with Rule 11a-3 under the 1940 Act.


Smith Barney Sponsored Investment Companies
Operating under Rule 18f-3 - Schedule A
(as of October 31, 1998)


Smith Barney Adjustable Rate Government Income Fund
Smith Barney Aggressive Growth Fund Inc.
Smith Barney Appreciation Fund Inc.
Smith Barney Arizona Municipals Fund Inc.
Smith Barney California Municipals Fund
Smith Barney Concert Allocation Series Inc.
     Conservative Portfolio
     Balanced Portfolio
     Global Portfolio
     Growth Portfolio
     Income Portfolio
     High Growth Portfolio
Smith Barney Equity Funds -
     Concert Social Awareness Fund
     Smith Barney Large Cap Blend Fund
Smith Barney Fundamental Value Fund Inc.
Smith Barney Funds, Inc. -
     Large Cap Value Fund
     Short-Term High Grade Bond Fund
     U.S. Government Securities Fund
Smith Barney Income Funds -
     Smith Barney Balanced Fund
     Smith Barney Convertible Fund
     Smith Barney Diversified Strategic Income Fund
     Smith Barney Exchange Reserve Fund
     Smith Barney High Income Fund
     Smith Barney Municipal High Income Fund
     Smith Barney Premium Total Return Fund
     Smith Barney Total Return Bond Fund

Smith Barney Investment Trust -
     Smith Barney Intermediate Maturity California
Municipals Fund
     Smith Barney Intermediate Maturity New York
Municipals Fund
     Smith Barney Large Capitalization Growth Fund
     Smith Barney S&P 500 Index Fund
     Smith Barney Mid Cap Blend Fund
Smith Barney Investment Funds Inc. -
     Concert Peachtree Growth Fund
     Smith Barney Contrarian Fund
     Smith Barney Government Securities Fund
     Smith Barney Hansberger Global Small Cap Value
Fund
     Smith Barney Hansberger Global Value Fund
     Smith Barney Investment Grade Bond Fund
     Smith Barney Special Equities Fund

Smith Barney Institutional Cash Management Fund, Inc.
    Cash Portfolio
    Government Portfolio
    Municipal Portfolio
Smith Barney Managed Governments Fund Inc.
Smith Barney Managed Municipals Fund Inc.
Smith Barney Massachusetts Municipals Fund
Smith Barney Money Funds, Inc. -
     Cash Portfolio
     Government Portfolio
     Retirement Portfolio
Smith Barney Municipal Money Market Fund, Inc.
Smith Barney Muni Funds -
     California Money Market Portfolio
     Florida Portfolio
     Georgia Portfolio
     Limited Term Portfolio
     National Portfolio
     New York Portfolio
     New York Money Market
     Pennsylvania Portfolio
Smith Barney Sector Series Inc.
	Smith Barney Natural Resources Fund
	Smith Barney Financial Services Fund
	Smith Barney Health Sciences Fund
	Smith Barney Technology Fund
Smith Barney New Jersey Municipals Fund Inc.
Smith Barney Oregon Municipals Fund
Smith Barney Small Cap Blend Fund, Inc.
Smith Barney Telecommunications Trust -
     Smith Barney Telecommunications Income Fund
Smith Barney World Funds, Inc. -
     International Equity Portfolio
     International Balanced Portfolio
     European Portfolio
     Pacific Portfolio
     Global Government Bond Portfolio
     Emerging Markets Portfolio